Exhibit 10.35
Amendment to
Employment Agreement

This Amendment is made effective as of July 28, 2009 by and between First Solar, Inc. a Delaware corporation having its principal office at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 (hereinafter “Employer”) and Mary Elizabeth Gustafsson (hereinafter “Employee”)

WITNESSETH:

WHEREAS, Employer and Employee are party to an Employment Agreement dated as of February 20, 2009 (the “Employment Agreement”);

WHEREAS, at its meeting on July 28, 2009, the Compensation Committee of the Board of Directors authorized an amendment to the Employment Agreement to provide for 100% vesting of the unvested portion of Employee’s new hire equity grant in the event Employee’s employment terminates without “cause” (as defined in the Employment Agreement);

WHEREAS, the parties wish to memorialize this action by amending the Employment Agreement accordingly;

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Employer and Employee hereby agree that the Employment Agreement is amended as provided herein.

1.           Section 1.5(d) of the Employment Agreement currently reads in its entirety as follows:

(d)           Equity Award Vesting.

(i)           Vesting of Hiring Grant On Termination without Cause.  If Employee’s employment is terminated by Employer without Cause, the award of 8,000 restricted stock units granted to Employee by Employer on October 27, 2008 (the “Initial Equity Award”) shall become fully vested as of the effective date of such termination, to the extent not then vested.

(ii)           Other Equity Awards.  In the event of (A) the termination of Employee’s employment with Employer due to Employee’s death, (B) the termination of Employee’s employment with Employer due to Disability, or (C) the termination of Employee’s employment by Employer without Cause, then, except as otherwise provided in Section 1.5(d)(i) with respect to the Initial Equity Award, Employee shall on the date of such termination of employment immediately receive an additional twelve (12) months’ vesting credit with respect to the stock options, stock appreciation rights, restricted stock and other equity or equity-based compensation of Employer granted to Employee in the course of her employment with Employer (such other awards together with the Initial Equity Award, collectively “Equity Awards”).

(iii)           Effect of Vesting.  The shares of Employer underlying any restricted stock units that become vested pursuant to this Section 1.5(d) shall be payable on the vesting date.  Any of Employee’s stock options and stock appreciation rights that become vested pursuant to this Section 1.5(d) shall be exercisable immediately upon vesting and any such stock options and stock appreciation rights and any of Employee’s stock options and stock appreciation rights that are otherwise vested and exercisable as of Employee’s termination of employment shall remain exercisable for ninety (90) days following Employee’s termination of employment (or such longer period as shall be provided by the applicable award agreement), provided, that, if during such period Employee is under any trading restriction due to a lockup agreement or closed trading window such period shall be tolled during the period of such trading restriction, and provided, further, that in no event shall any stock option or stock appreciation right continue to be exercisable after the original expiration date of such stock option or stock appreciation right.  Notwithstanding anything in this Section 1.5(d) to the contrary, if Employee’s employment with the Employer is terminated without Cause and the Release Effective Date shall not occur, Employee shall forfeit any Equity Awards which vested in accordance with this Section 1.5(d) and Employee shall execute such documents and take such actions as are necessary to effect this forfeiture.  In addition, pending the Release Effective Date, the Company shall adopt restrictions on the liquidity and transferability of shares acquired pursuant to Equity Awards which vest under this Section 1.5(d).

(iv)           Conflict with Award Agreement.  If the terms of Section 1.5(d) of this Agreement are more favorable to Employee than the terms of any document or agreement addressing or governing the Equity Awards, the terms of this Agreement shall apply except that no provision in this Agreement shall operate to extend the term of any stock option or stock appreciation right beyond its original expiration date.

2.	Except as amended above, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by one of its duly authorized officers and Employee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

EMPLOYER	EMPLOYEE
/s/ Michael J. Ahearn Michael J. Ahearn Chief Executive Officer Chairman	/s/ Mary Elizabeth Gustafsson Mary Elizabeth Gustafsson

Date: September 2, 2009